EXHIBIT 10.20(ii)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the date below written by and between CALIFORNIA PACIFIC COMMERCIAL CORPORATION, a California corporation (“Landlord”) and ANACOR PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain lease dated October 5, 2007 for those certain premises commonly known 1020 East Meadow Circle, Palo Alto, California (the “Lease”).

B.                                    Landlord and Tenant desire to amend the terms of the Lease as set forth below.

AGREEMENT

Landlord and Tenant hereby agree as follows:

1.                                      Right to Terminate.  Landlord shall have the right to terminate this Lease as of a date prior to March 31, 2018 on the following terms: (a) Landlord may exercise the right by written notice to Tenant (the “Early Termination Notice”); (b) the term of this Lease shall expire as of the date specified in the Early Termination Notice, which date shall be no earlier than twelve (12) months from the date that Landlord delivers the Early Termination Notice to Tenant, and (c) Landlord may deliver the Early Termination Notice to Tenant at any time on or after June 30, 2015 (it being understood that the earliest effective date of the early termination shall be June 30, 2016).  As consideration for entering into this Amendment, Landlord shall pay Tenant the sum of Seven Hundred Forty One Thousand Six Hundred Fourteen Dollars and Seventy Six Cents ($741,614.76).  Said amount shall be paid in the form of rent credits against the monthly Base Rent owing by Tenant under the Lease commencing June 1, 2013 and continuing with rent credits against the Base Rent owing each successive month thereafter until the full amount of the payment has been credited.  Notwithstanding the foregoing, Landlord may at any time elect to make a lump sum payment of any remaining balance of the payment owing and upon receipt of such payment Tenant shall not be entitled to any further rent credits and the Base Rent payments payable by Tenant shall resume as provided in Section 3 of the Lease.

2.                                      Miscellaneous.  This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof.  Except as amended herein, the Lease shall remain in full force and effect.  Defined terms in the Lease shall have the same meaning in this Amendment unless otherwise defined herein.  From and after the date hereof, the term the “Lease” shall mean the Lease, as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the 15 day of May, 2013.

“Landlord”

CALIFORNIA PACIFIC COMMERCIAL CORPORATION, a California corporation

By:	/S/ Daniel J. McGanney, III
Daniel J. McGanney, III
President

“Tenant”

ANACOR PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Geoffrey M. Parker
	Its:	CFO